Exhibit 99.1

FDCTech Signs Term Sheet to Acquire 100% Equity Interest in Genesis Financial, Inc.

Irvine, CA: February 09, 2021, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech company with a full suite of FX and Crypto technology and business solutions, today announced that it has entered into a non-binding letter of intent (“LOI”) to acquire hundred percent equity interest in Genesis Financial, Inc. (“Genesis”), a diversified financial services company with a focus on fintech-powered Wealth Management and Direct-to-Consumer (D2C) Lending Platform.

According to the terms of the LOI, the Company will acquire 100% of the issued and outstanding securities of Genesis for a stock-for-stock transaction (‘Acquisition’), where Genesis shareholders shall receive restricted shares as consideration. As the transaction proceeds, the Company will publicly disclose required information either through press releases or SEC filings, as appropriate. Upon the consummation of the Acquisition, Genesis will become a wholly-owned subsidiary of the Company. The Acquisition merely represents the present understanding concerning the intended acquisition transaction and is not binding upon the parties. Garden State Securities Inc. (“GSS”), a FINRA member, acted as the Company’s advisor to the Agreement.

Genesis operates its business mainly through two Australian regulated entities in the wealth management and tax and accounting advisory services. The consolidated revenue and EBITDA in U.S. dollars for the 2020 fiscal year are $15.6 million and $1.2 million, respectively. The Australian Wealth Management ecosystem has approximately 25,000+ financial advisors managing 2.2 million investors. The annual fees generated by the Australian Wealth Management industry is close to $3.9 billion or over $5 billion denominated in Australian Dollars. According to Aite (2020), at least 10 million adults are underserved or not served at all by the Australian Financial Advisors. Adding FDC’s software development resources, Genesis has firmly positioned itself to acquire and consolidate to expand in Australia’s fragmented Independent Dealer Group business sector.

Genesis’ CEO, Russell Cameron, said, “FDC has built an impressive system that is very synergistic with our established Wealth Management team. We expect the coming together of these two companies will enable Genesis to create a competitive advantage in response to technological change and increasingly sophisticated consumer expectations to compete with other legacy Wealth Management platforms successfully. We believe the combination of our two companies will be advantages for both parties and enhance future growth.”

FDC’s Chief Executive Officer, Mitchell M. Eaglstein, stated, “We look forward to closing the transaction with Genesis. The Acquisition will allow us to advance our proprietary fintech capabilities to Genesis. Coupled with our distinct competencies in developing globally compliant multi-asset trading platform and a comprehensive back-office solution will give the Company a strong competitive advantage to expand Genesis’ growth strategy in Australia and other Asia Pacific Region.”

About Genesis Financial, Inc.

Genesis is a diversified financial services company focusing on fintech-powered Wealth Management business mainly through two Australian regulated entities in the wealth management and tax and accounting advisory services.

FDCTech, Inc.

FDCTech, Inc. (“FDC”), formerly known as Forex Development Corporation, is a US-based, fully integrated financial technology company. FDC delivers trading technology solutions to forex market participants looking to access the retail and institutional spot forex markets.

Press Release Disclaimer

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

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